Exhibit 10.03

AMENDED AND RESTATED CHANGE-IN-CONTROL

AND RETENTION AGREEMENT

This Amended and Restated Change-in-Control and Retention Agreement (the “Agreement”) is made and entered into as of                     , 200_, by and between VeriSign, Inc., a Delaware corporation, and                                          (the “Executive”).

RECITALS

WHEREAS, the Executive is a key employee of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes;

WHEREAS, the Company draws upon the knowledge, experience, expertise and advice of the Executive to manage its business for the benefit of the Company’s stockholders;

WHEREAS, the Company desires to standardize its executive Change-in-Control arrangements;

WHEREAS, the Company recognizes that if a Change-in-Control were to occur, the resulting uncertainty regarding the consequences of such an event could adversely affect the performance of, and the Company’s ability to attract and retain, its key employees, including the Executive;

WHEREAS, the Company believes that the existence of this Agreement will serve as an incentive to Executive to remain in the employ of the Company and to be focused and motivated to work to maximize the value of the Company for the benefit of its stockholders, and would enhance the Company’s ability to call on and rely upon Executive if a Change-in-Control were to occur; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to encourage the Executive to continue to devote the Executive’s full attention and dedication to the success of the Company, and to provide specified compensation and benefits to the Executive in the event of a Termination Upon Change-in-Control pursuant to the terms of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	PURPOSE

The purpose of this Agreement is to provide specified compensation and benefits to the Executive in the event of Termination Upon Change-in-Control of Executive. Subject to the terms of any applicable written employment agreement between Company and the Executive, either the Executive or Company may terminate the Executive’s employment at any time for any reason.

2.	TERMINATION UPON CHANGE OF CONTROL

In the event of the Executive’s Termination Upon Change-in-Control, the Executive shall be entitled to the benefits described below in this Section 2. In addition if during the twenty-four (24) months following a Change-in-Control Executive dies, or terminates employment due to Disability, then Executive, or Executive’s estate or designated beneficiary, shall receive the benefits provided under Section 2.3 below.

2.1	Prior Obligations.

2.1.1	Accrued Salary and Vacation. A lump sum payment of all salary and accrued vacation earned through the Termination Date.

2.1.2	Accrued Bonus. A lump sum payment of any earned and unpaid bonus from the prior fiscal year previously awarded by the Company.

2.1.3	Expense Reimbursement. Upon submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive, consistent with past practices, in connection with the business of the Company prior to the Executive’s Termination Date.

2.1.4	Employee Benefits. Benefits, if any, under any 401(k) plan, nonqualified deferred compensation plan, employee stock purchase plan and other Company benefit plans under which the Executive may be entitled to benefits, payable pursuant to the terms of such plans.

2.2	Cash Severance Benefits. A lump sum equal to the sum of (i) a pro rata portion of Executive’s target bonus for the fiscal year of the Company in which the Termination Upon Change-in-Control occurs, (ii) twelve (12) months of Executive’s Base Salary, and (iii) Executive’s average target bonus for the three (3) fiscal years of the Company preceding the fiscal year in which Termination Upon Change-in-Control occurs or, if Executive was employed by the Company for fewer than three (3) full fiscal years preceding the fiscal year in which the Termination Upon Change-in-Control occurs, the average target bonus for the number of full fiscal years Executive was employed by the Company prior to the Change-in-Control) or the target bonus for the fiscal year in which the Termination Upon Change-in-Control occurs if the Executive was not eligible to receive a bonus from the Company during any of the prior three (3) fiscal years. This lump sum amount shall be paid no later than sixty (60) days after the Termination Date of the Termination Upon Change-in-Control.

2.3

Acceleration of Equity Awards. All then unvested and outstanding Equity Awards granted to Executive prior to the Change-in-Control shall have their vesting and exercisability accelerated in full on the Termination Date of the Termination Upon Change-in-Control; provided, however, that notwithstanding any provision in this Agreement to the contrary, if the Equity Awards held by the Executive are not assumed upon a Change-in-Control, then all such Equity

Awards shall have their vesting and exercisability accelerated in full immediately prior to the Change-in-Control regardless of whether there is a Termination Upon Change-in-Control. If the consideration to be received by stockholders of the Company in connection with the Change-in-Control consists of substantially all cash, then all such Equity Awards shall have their vesting and exercisability accelerated in full immediately prior to the Change-in-Control regardless of whether there is a Termination Upon Change-in-Control.

2.4	Extended Insurance Benefits.

2.4.1	Benefit Continuation. If the Executive timely elects health insurance continuation coverage under COBRA, then the Company shall provide Executive and Executive’s dependents, at the Company’s expense, twelve (12) months of the Company’s health insurance coverage as in effect for such person immediately prior to the Termination Upon Change-in-Control. The date of the “qualifying event” for the Executive and any of Executive’s dependents shall be the date of the Termination Upon Change-in-Control.

2.4.2	Coverage Under Another Plan. Notwithstanding the preceding provisions of this Section 2.4, upon the Executive becoming covered as a primary insured (that is, not as a beneficiary under a spouse’s or partner’s plan) under another employer’s group health plan during the period provided for herein, the Executive promptly shall inform the Company and the Company’s obligations under this Section 2.4.2 shall cease.

3.	FEDERAL EXCISE TAX UNDER SECTION 280G

If (i) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Executive thereby would be subject to any United States federal excise tax due to that characterization, then Executive’s termination benefits hereunder will be payable, at Executive’s election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive’s receipt on an after-tax basis of the greatest amount of termination and other benefits. The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by a neutral party designated by the Company and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes.

4.	DEFINITIONS

4.1	Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

4.2	“Base Salary” means the base salary of the Executive immediately preceding the Executive’s Termination Date.

4.3	“Board” means the Company’s Board of Directors.

4.4	“Cause” means:

(a)	Executive’s willful and continued failure to substantially perform Executive’s duties after written notice providing Executive with ninety (90) days from the date of Executive’s receipt of such notice in which to cure;

(b)	conviction of (or plea of guilty or no contest to) Executive for a felony involving moral turpitude;

(c)	Executive’s willful misconduct or gross negligence resulting in material harm to the Company; or

(d)	Executive’s willful violation of the Company’s policies resulting in material harm to the Company.

4.5	“Change-in-Control” means:

(a)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly (excluding, for purposes of this Section 4.5, securities acquired directly from the Company), of securities of the Company representing at least thirty-five percent (35%) of (A) the then-outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

(b)	the consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)	a change in the composition of the Board occurring within a 24-month period, as a result of which fewer than a majority of the Directors are Incumbent Directors;

(d)	the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(e)	stockholder approval of the dissolution or liquidation of the Company.

4.6	“Company” means VeriSign, Inc. and, following a Change-in-Control, any Successor.

4.7	“Director” means a member of the Board.

4.8	“Disability” shall have the meaning given such term under Section 409A of the Code.

4.9	“Equity Award” shall mean any option, restricted stock award, restricted stock unit award, stock appreciation right or other equity award to acquire shares of the Company’s common stock granted or issued to the Executive.

4.10	“Good Reason” means the occurrence of any of the following conditions, without Executive’s written consent:

(a)	a change in the Executive’s authority, duties or responsibilities that is inconsistent in any material and adverse respect from the Executive’s authority, duties and responsibilities immediately preceding the Change-in-Control;

(b)	a reduction in Executive’s base salary compared to Executive’s base salary immediately preceding the Change-in-Control, except for an across-the-board reduction of not more than ten percent (10%) of base salary applicable to all senior executives of the Company;

(c)	a reduction in Executive’s bonus opportunity of five percent (5%) or more from Executive’s bonus opportunity immediately preceding the Change-in-Control, except for an across-the-board reduction applicable to all senior executives of the Company;

(d)	a failure to provide Executive with long-term incentive opportunities that in the aggregate are at least comparable to the long-term incentives provided to other senior executives at the Company;

(e)	a reduction of at least 5% in aggregate benefits that Executive is entitled to receive under all employee benefit plans of the Company following a Change-in-Control compared to the aggregate benefits Executive was eligible to receive under all employee benefit plans maintained by the Company immediately preceding the Change-in-Control; or

(f)	a requirement that Executive be based at any office location more than 40 miles from Executive’s primary office location immediately preceding the Change-in-Control, if such relocation increases Executive’s commute by more than ten (10) miles from Executive’s principal residence immediately preceding the Change-in-Control; or

(g)	the failure of the Company to obtain the assumption of this Agreement from any Successor as provided in Section 12.1 of this Agreement.

4.11	“Incumbent Directors” shall mean Directors who either (i) are Directors as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

4.12	“Successor” means any successor to the Company or assignee of substantially all of the Company’s business and/or assets whether or not as part of a Change-in-Control.

4.13	“Termination Date” means the effective date of any termination of Executive’s employment with the Company or a Successor.

4.14	“Termination Upon Change-in-Control” means (i) during the twenty-four (24) months following the consummation of a Change-in-Control any termination of the employment of the Executive by the Company without Cause, or any resignation by the Executive for Good Reason; or (ii) any termination of the employment of the Executive by the Company without Cause occurring within six (6) months prior to the consummation of such Change-in-Control that is requested by a third party as part of such Change-in-Control. Executive must provide written notice to the Company within ninety (90) days of the existence of Good Reason and provide the Company with at least thirty (30) days to cure the circumstances giving rise to Good Reason.

5.	RELEASE OF CLAIMS

Executive’s receipt of payments and benefits under this Agreement is conditioned upon the delivery by Executive of a signed Termination Release Agreement in substantially the form attached hereto as Exhibit A; provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company.

6.	EXCLUSIVE REMEDY

The Executive shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any Termination Upon a Change-in-Control with respect to which the payments and/or benefits described in Section 2 have been provided to the Executive, except as expressly set forth in this Agreement.

7.	CONFLICT IN BENEFITS; NONCUMULATION OF BENEFITS

7.1	No Limitation of Regular Benefit Plans. Except as provided in Section 7.2 below, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including without limitation the Company’s equity incentive plans.

7.2	Noncumulation of Benefits. Executive may not cumulate cash severance payments, vesting acceleration of any Equity Award or other termination benefits under this Agreement with those provided under any other written agreement with the Company and/or other plan or policy of the Company. If the Executive has any other binding written agreement or other binding arrangement with the Company that provides that upon a Change-in-Control or termination of employment the Executive shall receive benefits, then Executive must waive Executive’s rights to such other benefits to receive benefits under this Agreement.

8.	PROPRIETARY AND CONFIDENTIAL INFORMATION

Executive’s receipt of the payments and benefits described in this Agreement are conditioned upon the Executive’s acknowledgment of Executive’s continuing obligation under, and Executive’s agreement to abide by the terms and conditions of, the Company’s Confidentiality and/or Proprietary Rights Agreement between the Executive and the Company. Accordingly, during the term of this Agreement and following any Termination Upon Change-in-Control, Executive agrees to continue to abide by the terms and conditions of the Company’s Confidentiality and/or Proprietary Rights Agreement between the Executive and the Company.

9.	NON-SOLICITATION/NON-COMPETITION

For a period of one (1) year following Termination Upon Change-in-Control: (i) the Executive will not solicit the services or business of any employee or consultant of the Company to discontinue that person’s or entity’s relationship with or to the Company without the written consent of the Company; and (ii) the Executive will not engage (whether as an employee, director, or independent contractor) in a business in which the Company or any subsidiary of the Company is engaged immediately prior to the Change-in-Control.

10.	RESOLUTION OF DISPUTES THROUGH ARBITRATION OR THE COURTS

10.1

Matters Subject to Arbitration or Judicial Enforcement. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (1) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and

(2) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property or breach of Executive’s obligations under Sections 8 and 9 of this Agreement. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

10.2	Site of Arbitration. The site of the arbitration proceeding shall be in Santa Clara County, California.

10.3	Legal Fees and Expenses. The Company shall reimburse the Executive for all reasonable legal fees and expenses that Executive incurs in connection with Executive’s prosecution or defense of any breach of this Agreement unless Executive does not substantially prevail. Executive shall reimburse the Company for all reasonable legal fees and expenses that the Company incurs in connection with the Company’s prosecution or defense of any breach of this Agreement unless the Company does not substantially prevail.

11.	NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by mail or courier with appropriate evidence of mailing or delivery to the courier:

(i)	if to the Company: VeriSign, Inc.

487 East Middlefield Road

Mountain View, California 94043

Attention: General Counsel

and, (ii) if to the Executive, at the address indicated in the Executive’s personnel file or such other address specified by the Executive in writing to the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

12.	MISCELLANEOUS PROVISIONS

12.1	Heirs and Representatives of the Executive; Successors and Assigns of the Company. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company. The Company agrees that in connection with any Change-in-Control, it will cause any Successor unconditionally to assume by written instrument delivered to Executive (or Executive’s beneficiary), all of the obligations of the Company hereunder. For purposes of the foregoing, and notwithstanding any provision of this Agreement to the contrary, the date on which any such Change-in-Control becomes effective shall be deemed the date Termination Upon Change-in-Control occurs.

12.2	No Assignment of Rights. The interest of the Executive in this Agreement or in any distribution to be made under this Agreement may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this Section 12.2 shall be void.

12.3	Amendment; Waiver. Any provision of this Agreement may be modified or amended in the sole discretion of a majority of the Board; provided however that any modification or amendment detrimental to Executive shall not be effective if consummation of a Change-in-Control occurs within one year after the date of adoption of such modification or amendment. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

12.4	Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied) and expressly supersedes any existing agreement or understanding providing for any change control, severance, termination or similar benefits by and between the Executive and the Company.

12.5	Withholding Taxes; Section 409A. All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law. Notwithstanding any provision in Section 2 to the contrary, to the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code, and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company; (ii) the date of Executive’s Disability; or (iii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum.

12.6	Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

12.7	Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to where the Executive has Executive’s residence or principal office or where Executive performs Executive’s duties hereunder.

12.8	Effective Date; Term of Agreement.

12.8.1	Effective Date. The “Effective Date” of this Agreement is , 200 .

12.8.2	Term of Agreement. This Agreement shall commence on the Effective Date and shall have an initial term that shall extend until . Thereafter, this Agreement shall be extended automatically without further action as of and on each anniversary thereafter, for terms of one year unless at least ninety (90) days prior to any such date the Board shall notify Executive in writing of such non-renewal, such notice of non-renewal to be provided by the Board to the Executive at least ninety (90) days before the end of the then current term. If the written notice of non-renewal is not provided by the Board to the Executive before the last ninety (90) days of a term then the Agreement will not terminate until the end of the immediately subsequent term. Any termination of this Agreement shall not be effective if consummation of a Change-in-Control occurs within one year after such requested Agreement termination date. Notwithstanding the foregoing, following the occurrence of a Change-in-Control this Agreement shall terminate only at such time as all of the parties’ respective obligations under this Agreement have been discharged.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

[Name]

VERISIGN, INC.

By:
Title:

EXHIBIT A

TERMINATION RELEASE AGREEMENT

As required by the Amended and Restated Change-in-Control and Retention Agreement, dated             , 200_, between you and VeriSign, Inc., a Delaware corporation (the “Change-in-Control and Retention Agreement”) to which this Termination Release Agreement (the “Agreement”) is attached as Exhibit A, this Agreement sets forth below your waiver and release of claims in favor of VeriSign, Inc., and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the “Company”) in exchange for the consideration provided for under the terms of the Change-in-Control and Retention Agreement.

1.	GENERAL RELEASE AND WAIVER OF CLAIMS.

(a)	The payments set forth in the Change-in-Control and Retention Agreement fully satisfy any and all accrued salary, vacation pay, bonus and commission pay, stock-based compensation, profit sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment. You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company.

(b)	To the fullest extent permitted by law, you hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, directors, shareholders, current and former officers, agents and employees (all of whom are collectively referred to as “Releasees”) from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or non-employment with the Company through the Effective Date of this Agreement (as defined in Section 11), including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise. Each of the Releasees is intended to be a third party beneficiary of this General Release and Waiver of Claims.

(i)

Release of Statutory and Common Law Claims. Such rights include, but are not limited to, your rights under the following federal and state statutes: the Employee Retirement Income Security Act (ERISA) (regarding employee benefits); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and

Retraining Act (WARN) (notification requirements for employers who are curtailing or closing an operation) and common law; tort; wrongful discharge; public policy; workers’ compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for wages, bonuses, commissions, stock-based compensation or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

(ii)	Release of Discrimination Claims. You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination, harassment and retaliation, and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, and similar state and local agencies and federal and state courts. You understand that if you believe your treatment by the Company violated any laws, you have the right to consult with these agencies and to file a charge with them. Instead, you have decided voluntarily to enter into this Agreement, release the claims and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. Section 621 et. seq.) (age); the Older Workers Benefit Protection Act (OWBPA) (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Vocational Rehabilitation Act of 1973 (disability); The Americans with Disabilities Act of 1990 (disability); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and California state statutes and local laws of similar effect.

(iii)	Releasees and you do not intend to release claims which you may not release as a matter of law (including, but not limited to, indemnification claims under applicable law). To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth below.

2.	Waiver of Unknown Claims. You expressly waive any benefits of Section 1542 of the Civil Code of the State of California (and any other laws of similar effect), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

3.	Covenant Not to Sue.

(a)	To the fullest extent permitted by law, you agree that you will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Releasees, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by paragraphs 1 and 2 above.

(b)	You further agree that you will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Releasees, whether the claims are brought on your own behalf or on behalf of any other person or entity.

(c)	Nothing herein prohibits you from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency.

4.	Arbitration of Disputes. Except for claims for injunctive relief arising out of a breach of the Confidentiality Agreement, you and the Company agree to submit to mandatory binding arbitration any disputes between you and the Company arising out of or relating to this Agreement. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, with administrative and arbitrator’s fees to be borne by the Company. The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement. This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

5.	Review of Agreement. You may take up to twenty-one (21) days from the date you receive this Agreement, to consider whether to sign this Agreement. By signing below, you affirm that you were advised to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You understand that this Agreement will not become effective until you return the original of this Agreement, properly signed by you, to the Company, Attention: General Counsel, and after expiration of the revocation period without revocation by you.

6.	Revocation of Agreement. You acknowledge and understand that you may revoke this Agreement by sending a written notice of revocation to Attention: General Counsel, VeriSign, Inc., 487 E. Middlefield Road, Mountain View, CA 94043 any time up to seven (7) days after you sign it. After the revocation period has passed, however, you may no longer revoke your Agreement.

7.	Entire Agreement. This Agreement and the Change-in-Control and Retention Agreement are the entire agreement between you and the Company with respect to the subject matter herein and supersede all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge that neither the Company nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document and understand that you do not waive any right or claim that may arise after the date this Agreement becomes effective.

8.	Modification. By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by your and the Company’s authorized representatives.

9.	Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California.

10.	Savings and Severability Clause. Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Agreement to be illegal, invalid or unenforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, if a court, arbitrator or agency concludes that any claim under paragraph 1 above may not be released as a matter of law, the General Release in paragraph 1 and the Waiver Of Unknown Claims in paragraph 2 shall otherwise remain effective as to any and all other claims.

11.	Effective Date. The effective date of this Agreement shall be the eighth day following the date this Agreement was signed, without having been revoked within seven (7) days thereafter, by you.

PLEASE SIGN THIS AGREEMENT NO EARLIER THAN YOUR TERMINATION DATE (AS DEFINED IN THE CHANGE-IN-CONTROL AND RETENTION AGREEMENT) AND RETURN IT TO THE GENERAL COUNSEL AT THE COMPANY.

PLEASE REVIEW CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

REVIEWED, UNDERSTOOD AND AGREED:

Date:
[Name]

DO NOT SIGN PRIOR TO THE TERMINATION DATE